Exhibit 4.1

State of Utah
Department of Commerce
Division of Corporations and Commercial Code
I hereby certified that the foregoing has been filed and approved on this 29 day of JUN 20 22
In this office of this Division and hereby issued This Certificate thereof.

Examiner ALA Date 06/30/22

L Veillette
Leigh Veillette
Division Director

PAID

RECEIVED
JUN 29 2022
Utah Div. of Corp. & Comm. Code

Articles of Amendment and Restatement

to the

Articles of Incorporation

of

Security National Financial Corporation

1. The name of this Corporation is Security National Financial Corporation.

2. The Articles of Incorporation of this Corporation are amended and restated to read in their entirety as follows:

"ARTICLE I

Name

The name of this Corporation is Security National Financial Corporation.

ARTICLE II

Duration

The period of duration of the Corporation shall be perpetual.

ARTICLE III

Objects, Purposes, and Powers

The Corporation is organized to engage in any lawful acts, activities and pursuits for which a corporation may be organized under the Utah Revised Business Corporation Act (the "Act").

ARTICLE IV

Capital Stock

The authorized capital stock of the Corporation shall consist of 56,000,000 shares divided into 40,000,000 shares of $2.00 par value common stock, 5,000,000 shares of $1.00 par value common stock, 6,000,000 shares of $2.00 par value common stock, and 5,000,000 shares of $1.00 par value Preferred Stock. The common stock which the Corporation is authorized to issue is divided as follows:

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Utah Div. of Corp. & Comm. Code

Forty Million (40,000,000) shares of $2.00 par value Class A common stock;

Five Million (5,000,000) shares of $1.00 par value Class B common stock; and

Six Million (6,000,000) shares of $2.00 par value Class C common stock.

The Preferred Stock may be issued:

(a) Subject to the right of the Corporation to redeem any of such shares at a price not less than the par value thereof;

(b) Entitling the holders thereof to cumulative, non-cumulative or partially cumulative dividends;

(c) Having preference over any other class or series of shares as to payment of dividends;

(d) Having preference in the assets of the Corporation over any other class or classes of shares upon the voluntary or involuntary liquidation of the Corporation;

(e) Being convertible into shares of any other class or into shares of any series of the same or any other class, except a class having prior or superior rights and preferences as to dividends or distribution of assets upon liquidation.

The Board of Directors shall have authority to divide and issue the Preferred Stock in series and to establish variations in relative rights and preferences between such series as provided by the Utah Revised Business Corporation Act. All shares of Preferred Stock shall be identical except as to any variations established by the Board of Directors pursuant to the preceding sentence. Except as may be provided for by law, the Preferred Stock shall be non-voting stock and the holders of such stock shall not be entitled to any voice in the management of the Corporation, nor to any voting powers at any stockholders' meeting, by virtue thereof.

ARTICLE V

Preferences, Limitations and Relative Rights of Common Stock

No share of the common stock authorized in Article IV shall have any preference over or limitation in respect to any other share of such common stock except as set forth in this Article V. Except as set forth in this Article V, all shares of the common stock authorized in Article IV shall have equal rights and privileges, including the following:

1. All outstanding shares of common stock shall share equally in dividends, except that in the event of cash dividends, the Class C common shares shall in no event

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receive per share cash dividends in excess of 90% of the per share cash dividends received by the Class A and/or Class B common shares; and further provided that with respect to liquidating dividends and distributions on the common stock, the Class C common shares shall in no event receive per share distribution in excess of 90% of the per share distributions received by the Class A and/or Class B common shares; and further provided that with respect to all other distributions on the common stock, not including cash dividends and liquidating dividends and distributions, the Class C common shares shall in no event receive per share distributions in excess of 100% of the per share distributions received by the Class A and/or Class B common shares. Neither the purchase or redemption by the Corporation of stock of any class, in any manner permitted by law, nor the merger, consolidation, or other business combinations of the Corporation or any of its subsidiaries with or into any other corporation or corporations, nor the sale or transfer by the Corporation of all or any part of its properties or assets shall be deemed to be liquidating dividends and distributions for purposes of this Article V. No holder of Class C common stock shall be entitled to receive any amounts with respect thereto upon liquidation, dissolution, or winding up of the Corporation other than the amounts provided for in this Article V.

The classes of common stock shall share equally in stock dividends declared which shall be payable in common stock of each common stockholder's particular class (for example, if a 10% stock dividend is declared for the Class A common stock, there shall also be declared a 10% stock dividend for the Class B and C common stock, and a Class A common stockholder would receive 10% additional shares of Class A common stock, a Class B common stockholder and a Class C common stockholder would receive 10% additional shares of Class B or C common stock respectively). Except for a two-for-one forward stock split effective as of November 12, 1996, involving only Class C common stock, and a one-for-ten reverse stock split, effective as of July 2, 2014, also involving only Class C common stock, stock splits shall be administered among the classes of common stock similarly to stock dividends. Dividends with respect to all common shares shall be payable at the discretion of the Board of Directors of the Corporation at such times and in such amounts as it deems advisable subject to the provisions of any applicable law. However, any dividends may be declared by the Board of Directors of the Corporation as may be permitted by the Utah Revised Business Corporation Act. In addition, the Board of Directors of the Corporation, from time to time, may distribute to stockholders in partial liquidation, out of stated capital or capital surplus of the Corporation, a portion of the assets, in cash or property, subject to the following provisions:

(a) No such distribution shall be made at a time when the Corporation is insolvent or when such distribution would render the Corporation insolvent.

(b) Each such distribution when made, shall be identified as a distribution in partial liquidation and the amount per share disclosed to the stockholders receiving the same concurrently with the distribution thereof.

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(c) No distribution shall be made to the holders of any class of shares unless all cumulative dividends accrued on all preferred shares entitled to preferential dividends shall have been fully paid.

(d) No such distribution shall be made to the holders of any class of shares which would reduce the remaining net assets of the Corporation below the aggregate preferential amount, if any, payable in the event of voluntary liquidation to the holders of shares having preferential rights to the assets of the Corporation in the event of liquidation.

2. The Class B common stock shall be non-voting stock, and the holders of such stock shall not be entitled to any voice in the management of the Corporation, nor to any voting powers at any stockholders' meeting by virtue thereof, except as set forth herein. Holders of Class B common stock shall have the right to vote as a class upon any proposed amendment to the Articles of Incorporation of this Corporation which would:

(a) Increase or decrease the aggregate number of authorized shares of the Class B common stock;

(b) Increase or decrease the par value of the shares of the Class B common stock;

(c) Effect any exchange, reclassification or cancellation of all or part of the shares of the Class B common stock;

(d) Effect an exchange, or create a right of exchange, of all or any part of the shares of another class into the shares of the Class B common stock;

(e) Change the designations, preferences, limitations or relative rights of the shares of the Class B common stock;

(f) Change the shares of Class B common stock into the same or a different number of shares, either with or without par value, of the same class or another class or classes;

(g) Create a new class of shares having rights and preferences prior and superior to the shares of the Class B common stock, or increase the right and preferences of any class having rights and preferences prior or superior to the shares of the Class B common stock; or

(h) Cancel or otherwise affect dividends on the shares of Class B common stock which have accrued but have not been declared.

In addition, holders of Class B common stock shall be entitled to such further voting rights, as a class, as are set forth in the Utah Business Corporation Act.

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3. Each outstanding share of Class A common stock shall be entitled to one (1) vote at stockholders' meetings, either in person or by proxy. Class C common stock shall have ten (10) votes per share at stockholders' meetings provided, however, that at every meeting of the stockholders called for the election of directors, the holders of Class A common stock, voting separately as a class, shall be entitled to elect one-third (1/3) of the number of directors to be elected at such meeting and if one-third (1/3) of such number of directors is not a whole number, then the holders of Class A Common Stock, voting separately as a class, shall be entitled to elect the next higher whole number of directors to be elected at such meeting. In the election of the remaining directors to be elected and for all other proper corporate matters, each outstanding share of Class A common stock shall have one (1) vote, either in person or proxy and each outstanding share of Class C common stock shall have ten (10) votes.

4. (a) No person holding shares of Class C common stock (hereinafter called a "Class C Holder") may transfer, and the Corporation shall not register the transfer of, such shares of Class C common stock, whether by sale, assignment, gift, bequest, appointment or otherwise, except to a "Permitted Transferee" of such Class C Holder, which term shall have the following meanings:

(i) In the case of a Class C Holder who is a natural person holding record and beneficial ownership of the shares of Class C common stock in question, "Permitted Transferee" means:

(A) the spouse of such Class C Holder;

(B) a lineal descendant of a grandparent of such Class C Holder;

(C) the trustee of a trust (including a voting trust) for the benefit of:

(1) one or more of such Class C Holders;

(2) other lineal descendants of a grandparent of such Class C Holder;

(3) the spouse of such Class C Holder; or

(4) any organization contributions to which are deductible for federal income, estate or gift tax purposes (hereinafter called a "Charitable Organization"), and for the benefit of no other person;

provided that such trust may grant a general or special power of appointment to the spouse of a Class C Holder and may permit trust assets to be used to pay taxes, legacies and other obligations of the trust or the estate of such Class C Holder payable by reason of the death of such Class C Holder, and provided, that such trust must prohibit transfer

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RECEIVED
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of shares of Class C common stock to persons other than Permitted Transferee as defined in this clause (i);

(D) a Charitable Organization established by such Class C Holder, such Class C Holder's spouse, or a lineal descendant of a grandparent of such Class C Holder;

(E) a corporation, all of the outstanding capital stock of which is owned by, or partnership or joint venture all of the partners or venturers of which are, one or more of such Class C Holders, other lineal descendants of a grandparent of such Class C Holder, and the spouse of such Class C Holder; provided, that if any share of capital stock of such a corporation (or of any survivor of a merger or consolidation of such a corporation), or any partnership interest in such a partnership, is acquired by any person who is not within such class of persons, all shares of Class C common stock then held by such corporation or partnership, as the case may be, shall be deemed without further act on anyone's part to be converted into shares of Class A common stock on the basis of one (1) share of Class C common stock for one (1) share of Class A common stock and shall thereupon and thereafter be deemed to represent the appropriate number of shares of Class A common stock.

(ii) In the case of a Class C Holder holding shares of Class C common stock as trustee pursuant to a trust which was irrevocable on the record date for determining the persons to whom the Class C common stock is first distributed by the Corporation (hereinafter in this paragraph (4) called the "Record Date"), "Permitted Transferee" means any person to whom or for whose benefit principal may be distributed either during or at the end of the term of such trust whether by power of appointment or otherwise.

(iii) In the case of a Class C Holder holding shares of Class C common stock as trustee pursuant to a trust other than a trust described in clause (ii) above, "Permitted Transferee" means the persons who established such trust, and Permitted Transferee determined pursuant to clause (i) above.

(iv) In the case of a Class C Holder holding record (but not beneficial) ownership of the shares of Class C common stock in question as nominee for the person who was the beneficial owner thereof on the Record Date, "Permitted Transferee" means such beneficial owner thereof on the Record Date, such beneficial owner determined pursuant to clauses (i), (iii), or (v) hereof, as the case may be.

(v) In the case of a Class C Holder which is a corporation (other than a charitable organization described in subclause (C) of clause (i) above) holding record and beneficial ownership of the shares of Class C common stock in question, "Permitted Transferee" means any stockholder of such corporation

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receiving shares of Class C common stock through a dividend or through a distribution made upon liquidation of such corporations, and the surviving corporation of a merger or consolidation of such corporation.

(vi) In the case of a Class C Holder which is the estate of a deceased Class C Holder or which is the estate of a bankrupt or insolvent Class C Holder, and provided such deceased, bankrupt or insolvent Class C Holder, as the case may be, held record and beneficial ownership of the Shares of Class C common stock in question, "Permitted Transferee" means a Permitted Transferee of such deceased, bankrupt or insolvent Class C Holder as determined pursuant to this paragraph 4.

(vii) In the case of a Class C Holder which is a partnership or joint venture holding shares of Class C common stock, "Permitted Transferee" means any one of the partners of venturers; provided that if any partnership or joint venture interest is acquired by any persons not a partner or venturer of such partnership or joint venture or of a "Permitted Transferee" of such partner or venturer, all shares of Class C common stock then held by such partnership or joint venture shall be deemed, without further act on anyone's part, to be converted into shares of Class A common stock and shall thereupon be deemed to represent the like number of shares of Class A common stock.

(viii) In the case of a Class C Holder which is a corporation in bankruptcy holding shares of Class C common stock, "Permitted Transferee" means any other Class C Holder or "Permitted Transferee" of any Class C Holder.

(b) Notwithstanding the provisions of this paragraph 4, a holder of record of a share of Class A common stock, which share meets all of the following criteria, shall be entitled to exchange said Class A common stock for Class C common stock on the basis of one (1) share of Class C common stock for each share of the Class A common stock so owned by such holder of record; provided, however, such stockholder converts his Class A common stock into Class C common stock within the 45 day period following the conclusion of a holding period of the Class A common stock of 48 continuous months. Shares not converted within such 45 day period shall thereafter be Class A common shares with no further conversion rights into Class C common shares.

(i) The Class A common shares were obtained by a transfer of Class C common shares to a Non-Permitted Transferee which converted the Class C common shares to Class A common shares pursuant to the provisions of this paragraph 4.

(ii) Such shares of Class A common stock have had the same record and beneficial owner for a continuous period of 48 months.

(iii) For purposes of this subparagraph (b), any shares of Class A or Class C common stock acquired by the beneficial owner as a direct result of a

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stock split, stock dividend or other type of distribution of shares with respect to existing shares ("dividend shares") will be deemed to have been acquired and held continuously from the date on which the shares with regard to which the dividend shares were issued were acquired.

(iv) For purposes of this subparagraph (b), any share of the Class A common stock held in "street" or "nominee" name shall be presumed to have been acquired by the beneficial owner subsequent to February 4, 1986 and to have had the same beneficial owner for a continuous period of less than 48 months prior thereto. This presumption shall be rebuttable by presentation to the Corporation by such beneficial owner of satisfactory evidence to the contrary. Any disputes arising in respect of this subclause shall be definitely resolved by a determination of the Board of Directors made in good faith.

(c) Notwithstanding anything to the contrary herein, any Class C Holder may pledge such Holder's shares of Class C common stock to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee, provided that such shares shall not be transferred to or registered in the name of the pledgee and shall remain subject to the provisions of this paragraph 4.

In the event of foreclosure or other similar action by the pledgee, such pledged shares of Class C common stock may only be transferred to a Permitted Transferee of the pledgor or converted into shares of Class A common stock, as the pledgee may elect.

(d) For purposes of this paragraph 4:

(i) The relationship of any person that is derived by or through legal adoption shall be considered a natural one.

(ii) Each joint owner of shares of Class C common stock shall be considered a "Class C Holder" of such shares.

(iii) A minor for whom shares of Class C common stock are held pursuant to a Uniform Gifts to Minors Act or similar law shall be considered a Class C Holder of such shares.

(iv) Unless otherwise specified, the term "person" means both natural persons and legal entities.

(e) Any purported transfer of shares of Class C common stock not permitted hereunder shall have the effect of converting the shares so transferred into Class A common shares on the basis of one (1) share of Class C common stock for one (1) share of Class A common stock. The Corporation may, as a condition to the transfer or the registration of transfer of shares of Class C common stock to a purported Permitted Transferee, require the furnishing of such affidavits or other proof as it deems necessary to establish that such transferee is a Permitted Transferee. The Corporation must note on

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the certificates for shares of Class C common stock the restrictions on transfer and registration of transfer imposed by this paragraph 4. The Corporation must also note on the certificates for shares of Class A common stock obtained by a transfer of Class C common shares to a Non-Permitted Transferee that such shares may be converted to Class C common stock on the basis of one (1) share of Class C common stock for one (1) share of Class A common stock, if the conditions of Article V, paragraph 4, subparagraph (b) are complied with, including a continuous holding period of 48 months with a following 45 day conversion period, or such conversion right will be forfeited.

5. (a) Each share of Class C common stock may at any time be converted into one (1) fully paid and non-assessable share of Class A common stock, except following a stockholder vote approving a plan of complete liquidation or dissolution of the Corporation when the conversion ratio shall be at the reduced rate of 1.111 shares of Class C common stock to one (1) share of Class A common stock, provided that upon abandonment of a plan of liquidation or dissolution the conversion rate will revert to one (1) share of Class C stock for one (1) share of Class A stock. Such right shall be exercised by the surrender of the certificate representing such shares of Class C common stock to be converted to the Corporation at any time during normal business hours at the principal executive offices of the Corporation, or if an agent for the registration or transfer of shares of Class C common stock is then duly appointed and acting (said agent being hereinafter called the "Transfer Agent") then at the office of the Transfer Agent, accompanied by a written notice of the election by the holder thereof to convert and (if so required by the Corporation or the Transfer Agent) by instruments of transfer, in form satisfactory to the Corporation and to the Transfer Agent, duly executed by such holder or his duly authorized attorney, and transfer tax stamps or funds therefore, if required pursuant to subparagraph (e).

(b) As promptly as practicable after the surrender for conversion of a certificate representing shares of Class C common stock in the manner provided in subparagraph (a) above and the payment in cash of any amount required by the provisions of subparagraphs (a) and (e), the Corporation will deliver or cause to be delivered at the office of the Transfer Agent to or upon the written order of the holder of such certificate, a certificate or certificates representing the number of full shares of Class A common stock issuable upon such conversion, issued in such name or names as such holder may direct. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the certificate representing shares of Class C common stock, and all rights of the holder of such shares as such holder shall cease at such time and the person or person in whose name or names the certificate or certificates representing the shares of Class A common stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A common stock at such time; provided, however, that any such surrender and payment on any date when the stock transfer books of the Corporation shall be closed shall constitute the person or persons in whose name or names the certificate or certificates representing shares of Class A common stock are to be issued as the record holder or holders thereof for all purposes immediately prior to the close of business in the next succeeding day on which such stock transfer books are open.

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(c) No adjustments in respect of dividends shall be made upon the conversion of any share of Class C common stock into Class A common stock; provided, however, that if a share be converted subsequent to the record date for the payment of a dividend or other distribution on shares of Class C common stock but prior to such payment, the registered holder of such share at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on such share on such date notwithstanding the conversion thereof or the Corporation's default in payment of the dividend on such date.

(d) The Corporation shall at all times reserve and keep available, solely for the purpose of issue upon conversion of the outstanding shares of Class C common stock, such number of shares of Class A common stock as shall be issuable upon the conversion of all such outstanding shares, and the Corporation shall also at all times reserve and keep available for the purpose of issue upon conversion of the Class A common stock such number of shares of Class C common stock as may be issuable upon possible conversion of appropriate shares, provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the conversion of the outstanding shares of Class A or Class C common stock by delivery of purchased shares of Class A or Class C common stock which are held in the treasury of the Corporation. If any shares of Class A or Class C Common stock, required to be reserved for purposes of conversion hereunder, require registration with or approval of any governmental authority under any federal or state law before such share of Class A or Class C common stock may be issued upon conversion, the Corporation will cause such shares to be duly registered or approved, as the case may be. All shares of Class A or Class C common stock which shall be issued upon conversion of the shares of Class A or Class C common stock, will, upon issuance, be fully paid and nonassessable.

(e) The issuance of certificates of shares of Class A common stock upon conversion of shares of Class C common stock shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such certificate is to be issued in a name other than that of the holder of the share or shares of Class C common stock converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid.

6. Except as otherwise provided in paragraphs 1 and 5 above or pursuant to shares of Class C common stock issued under a stock option plan, and except to the extent stockholders of the 1982 Series 1 Preferred Stock elect or have a right to convert their shares into Class C common stock, the Corporation shall not issue additional shares of Class C common stock after the date shares of Class C common stock surrendered for conversion shall be retired, unless otherwise approved by the affirmative vote of the holders of a majority of the outstanding shares of stock of the Corporation entitled to vote thereon. Holders of the 1982 Series 1 Preferred Stock electing to receive Class C shares shall receive one (1) share of Class C common stock for every one (1) share of Class A common stock received.

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7. No stockholder of the Corporation shall be entitled as of right to subscribe for, purchase or receive any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of bonds, debentures or other securities convertible into or exchangeable for stock, but all such additional shares of stock of any class, or bonds, debentures or other securities convertible into or exchangeable for stock, may be issued and disposed of by the Board of Directors on such terms and for such consideration, so far as may be permitted by law, and to such persons, as the Board of Directors in its absolute discretion may deem advisable.

8. Cumulative voting shall not be allowed in elections of directors or for any other purpose.

9. All shares of common stock when issued, shall be fully paid and nonassessable. No fractional shares of common stock shall be issued.

10. The Board of Directors may restrict the transfer of any of the Corporation's shares of Class A, Class B or Class C common stock issued by giving the Corporation or any stockholder "first right of refusal to purchase" the stock, making the stock redeemable, or by restricting the transfer of the stock under such terms and in such manner as the directors may deem necessary and as are not inconsistent with the laws of the State of Utah. Any stock so restricted must carry a conspicuous legend noting the restriction and the place where such restriction may be found in the records of the Corporation.

11. The judgment of the Board of Directors as to the adequacy of any consideration received or to be received for any shares of Class A, Class B, or Class C common stock, options in respect thereof, or any other securities which the Corporation at any time may be authorized to issue or sell or otherwise dispose of shall be conclusive in the absence of fraud, subject to the provisions of these Articles of Incorporation and any applicable law.

ARTICLE VI

Place of Business

The principal office and the principal place of business of the Corporation initially shall be located in Salt Lake City, Utah. The Board of Directors, however, from time to time may establish such other offices, branches, subsidiaries, or divisions which it may consider to be advisable. The address of the Corporation's registered office in Utah for purposes of the Utah Revised Business Corporation Act shall be 433 Ascension Way, 6th Floor, Salt Lake City, Utah 84123. The name of the Corporation's registered agent at the address of the aforesaid registered office for purposes of this Act shall be Jeffrey R. Stephens.

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ARTICLE VII
Directors

The affairs of the Corporation shall be governed by a board of not less than three (3) directors. Subject to such limitation, the number of directors shall be fixed by or in the manner provided in the Bylaws of the Corporation, as may be amended from time to time, except as to the number constituting the initial board, which number shall be three (3). The organization and conduct of the board shall be in accordance with the following:

1. The directors of the Corporation need not be residents of Utah and shall not be required to hold shares of the Corporation's capital stock.

2. Meetings of the Board of Directors, regular or special, may be held within or without Utah upon such notice as may be prescribed by the Bylaws of the Corporation. Attendance of a director at a meeting shall constitute a wavier by him of notice of such meeting unless he attends only for the express purpose of objecting to the transaction of any business threat on the ground that the meeting is not lawfully called or convened.

3. A majority of the number of directors at any time constituting the Board of Directors shall constitute a quorum for the transaction of business, and the act of a majority of the directors present at a meeting which a quorum is present shall be the act of the Board of Directors.

4. By resolution adopted by a majority of the directors at any time constituting the Boards of Directors, the Board of Directors may designate two or more directors to constitute an Executive Committee which shall have and may exercise, to the extent permitted by law or in such resolution, all the authority of the Board of Directors in the management of the Corporation; but the designation of any such committee and the delegation of authority thereto shall not operate to relieve the Board of Directors, or any member thereof, of any responsibility imposed on it or him by law.

5. Any vacancy in the Board of Directors, however caused or created, may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office and until his successor is duly elected and qualified.

ARTICLE VIII

Officers

The officers of the Corporation shall consist of a President, one or more Vice Presidents as may be prescribed by the Bylaws of the Corporation, a Secretary, and a Treasurer, each of whom shall be elected by the Board of Directors at such time and in such manner as may be prescribed by the Bylaws of the Corporation. Any two or more offices may be held by the same person except the offices of President and Secretary.

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ARTICLE IX

Meetings of Stockholders

Meetings of the stockholders of the Corporation shall be held at such place within or without Utah and at such times as may be prescribed in the Bylaws of the Corporation. Special meetings of the stockholders of the Corporation may be called by the Chairman of the Board, the President of the Corporation, the Board of Directors, or by the record holder or holders of a least ten percent (10%) of all shares entitled to vote at the meeting. At any meeting of the stockholders, except to the extent otherwise provided by law, a quorum shall consist of a majority of the shares entitled to vote at the meeting; and, if a quorum is present, the affirmative vote of the majority of shares represented at the meeting and entitled to vote thereat shall be the act of the stockholders unless the vote of a greater number is required by law.

ARTICLE X

Bylaws

The initial Bylaws of the Corporation shall be adopted by its Board of Directors, in which all shall be vested the power to alter, amend, or repeal the Bylaws or to adopt new Bylaws.

ARTICLE XI

Transactions with Directors and Other Interested Parties

No contract or other transaction between the Corporation and any other corporation, whether or not a majority of the shares of the capital stock of such other corporation is owned by the Corporation, and no act of the Corporation shall in any way be affected or invalidated by the fact that any of the directors of the Corporation are pecuniarily or otherwise interested in, or are directors or officers of, such other corporation. Any director of the Corporation, individually, or any firm with which such director is affiliated may be a party to or may be pecuniarily or otherwise interested in any contract or transaction of the Corporation; provided, however, that the fact that he or such firm is so interested shall be disclosed or shall have been known to the Board of Directors of the Corporation, or a majority thereof, at or before the entering into such contract or transaction; and any director of the Corporation who is also a director or officer of such other corporation, or who is so interested, may be counted in determining the existence of a quorum at any meeting of the Board of Directors of the Corporation which shall authorize such contract or transaction and may vote thereat to authorize such contract or transaction, with like force and effect as if he were not such director or officer of such other corporation or not so interested.

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ARTICLE XII

Acquisition of Own Shares

The Corporation may purchase, take, receive, or otherwise acquire shares of its capital stock out of any unreserved and unrestricted capital surplus then available.

ARTICLE XIII

Approval of Business Combinations

The stockholder vote required to approve Business Combinations (hereinafter defined) shall be as set forth in this Article XIII.

1. Higher Vote for Business Combinations. In addition to any affirmative vote required by law or the Articles of Incorporation, and except as otherwise expressly provided in paragraph 3 of this Article XIII:

(a) Any merger or consolidation of Security National Financial Corporation (referred to in this Article XIII as the "Corporation") or any Subsidiary (as hereinafter defined) with (i) any Interested Stockholder (as hereinafter defined) or (ii) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder; or

(b) Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of all or a Substantial Part (as hereinafter defined) of the property and assets of the Corporation (including without limitation the voting securities of a subsidiary); or

(c) The adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of any Interested Stockholder; or

(d) Any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of it Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder shall require the affirmative vote of the holders of at least 75% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class.

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Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified by law or in any agreement with any national securities exchange or otherwise.

2. Definition of "Business Combination." The term "Business Combination" as used in this Article XIII shall mean any transaction which is referred to in any one or more of paragraphs (a) through (d) of paragraph 1 of this Article XIII.

3. When Higher Vote Is Not Required. The provisions of paragraph 1 of this Article XIII shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of these Articles of Incorporation, if the Business Combination shall have been approved by a majority of the Nonpartisan Directors (as hereinafter defined).

4. Certain Definitions. For purposes of this Article XIII:

(a) A "person" shall mean any individual, firm, corporation or other entity.

(b) "Interested Stockholder" shall mean any person (other than the Corporation or any Subsidiary) who or which:

(i) is the beneficial owner, directly or indirectly, of more than 5% of the outstanding Voting Stock or of more than 5% of the voting power of the outstanding Voting Stock; or

(ii) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of more than 5% of the outstanding Voting Stock or of 5% or more of the voting power of the then outstanding Voting Stock; or

(iii) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving the public offering within the meaning of the Securities Act of 1933, as amended.

(c) A "Substantial Part" shall mean more than 25% of the fair market value of the total assets of the Corporation.

(d) A person shall be a "beneficial owner" of any Voting Stock:

(i) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

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(ii) which such person or any of its Affiliates or Associates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding; or

(iii) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

(e) For the purpose of determining whether a person is an Interested Stockholder pursuant to subparagraph (b) of this paragraph 4, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of subparagraph (d) of this paragraph 4, but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(f) "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

(g) "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation.

(h) "Nonpartisan Director" means any member of the Board of Directors of the Corporation (the "Board") who is unaffiliated with the Interested Stockholder and was a member of the Board prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Nonpartisan Director who is unaffiliated with the Interested Stockholder and is recommended to succeed a Nonpartisan Director by a majority of Nonpartisan Directors then on the Board.

5. Powers of Nonpartisan Directors. A majority of the Nonpartisan Directors of the Corporation shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article XIII, including without limitation (A) whether a person is an Interested Stockholder, (B) the number of shares of Voting Stock beneficially owned by any person, (C) the voting power of the shares of Voting Stock beneficially owned by any person, (D) whether a person is an Affiliate or Associate of another, and (E) whether the assets subject to a Business Combination constitute a Substantial Part of the assets of the Corporation; and the good faith determination of a majority of the Nonpartisan Directors on such matters shall be conclusive and binding for all the purposes of this Article XIII.

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6. No Effect on Fiduciary Obligations of Interested Stockholders. Nothing contained in this Article XIII shall be construed to relieve the Board of Directors or any Interested Stockholder from any fiduciary obligation imposed by law.

7. Amendment or Repeal. Notwithstanding any other provisions of these Articles of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles of Incorporation or the Bylaws of the Corporation), the affirmative vote of the holders of 75% or more of the voting power of the shares of the then outstanding Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article XIII of these Articles of Incorporation; provided however, that the preceding provisions of this paragraph 7 shall not be applicable to any amendment of this Article XIII of these Articles of Incorporation, and such amendment shall require only such affirmative vote as is required by law and any other provisions of these Articles of Incorporation, if such amendment shall have been approved by a majority of the Nonpartisan Directors.

ARTICLE XIV

Limitation on Director Liability

To the fullest extent permitted by the Utah Revised Business Corporation Act or any other applicable law as now in effect or as it may hereafter be amended, a director of this Corporation shall not be personally liable to the corporation or its shareholders for monetary damages for any action taken or any failure to take action, as a director.

No amendment or repeal of this Article XIV, and no adoption of any provision in these Articles of Restatement of Articles of Incorporation inconsistent with this Article XIV, shall eliminate or reduce the effect of this Article XIV, with respect to any matter occurring, or any cause of action, suit or claim accruing or arising prior to such amendment or repeal or adoption of any inconsistent provision.

ARTICLE XV

Indemnification

The Corporation shall indemnify all officers and directors of the Corporation against monetary damages for any action taken or any failure to take action to the fullest extent permitted by the Utah Revised Business Corporation Act as now in effect or as it may hereafter be amended."

* * *

3. The foregoing amendments to the Articles of Incorporation (the "Amendments") were adopted and approved at the Corporation's Annual Stockholders Meeting (the "Annual Meeting") held on June 17, 2022, in accordance with the requirements of Sections 16-10a-1003 and 16-10a-1007 of the Utah Revised Business Corporation Act.

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4. At the time of the adoption and approval of the foregoing Amendments at the Annual Meeting, the Corporation had two classes or voting groups of common stock outstanding, which were designated as Class A common stock and Class C common stock. There were outstanding 17,642,722 shares of Class A common stock and 2,866,565 shares of Class C common stock.

5. Each of the outstanding shares of Class A common stock is entitled to one vote on matters requiring or involving stockholder approval. Each of the outstanding shares of Class C common stock is entitled to ten votes on matters requiring or involving stockholder approval.

6. At the Annual Meeting at which the resolution to approve the Amendments to the Company's Articles of Incorporation was adopted and approved by the two classes or voting groups of common stock, holders of 13,767,628 shares of Class A common stock that were represented in person or by proxy cast a total of 13,767,628 votes with respect to the resolution to approve the Amendments, and holders of 2,728,207 shares of Class C common stock that were represented in person or by proxy cast a total of 27,282,070 votes with respect to the resolution to approve the Amendments.

7. At the Annual Meeting, the Class A common stockholders cast a total of 13,091,416 votes in favor of the resolution to approve the Amendments and a total of 676,212 votes against and/or abstentions from the resolution to approve the Amendments.

8. At the Annual Meeting, the Class C common stockholders holding a total of 2,728,207 Class C common shares cast a total of 27,282,070 in favor of the resolution to approve the Amendments. There were no votes cast against the resolution to approve the Amendments by the Class C common stockholders, nor were there any abstentions among the Class C common stockholders.

9. At the Annual Meeting, the Class A and Class C common stockholders cast a combined total of 40,373,486 votes in favor of the resolution to approve the Amendments and a combined total of 676,212 votes against and/or abstentions from the resolution to approve the Amendments. The combined number of shares of Class A and Class C common stock that voted in favor of the resolution to approve the Amendments was sufficient for approval of the Amendments by the combined number of Class A and Class C common stockholders voting as a voting group.

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IN WITNESS WHEREOF, these Articles of Amendment and Restatement to the Articles of Incorporation are hereby executed, effective as of this 17th day of June, 2022.

Security National Financial Corporation

By: ______________________
Scott M. Quist, Chairman, President and Chief Executive Officer

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Attest:

By: ______________________
Jeffrey R. Stephens
Senior General Counsel and Corporate Secretary

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